Exhibit (a)(4)

CONTACT:	The Altman Group, Inc.
(800) 217-9608 (toll free)
FOR IMMEDIATE RELEASE
AIMCO PROPERTIES, L.P. ANNOUNCES EXTENSION OF TENDER OFFER
     DENVER, COLORADO, April 5, 2007 — As previously announced, AIMCO Properties, L.P. is offering to purchase units of limited partnership interest in Springhill Lake Investors Limited Partnership, subject to the terms and conditions in the Offer to Purchase, dated March 12, 2007, and in the related Letter of Transmittal (collectively, together with any supplements or amendments, the “Offer”). AIMCO Properties, L.P. has now extended the expiration date of the Offer to midnight, New York City time, on May 7, 2007. The Offer was previously scheduled to expire at midnight, New York City time, on April 9, 2007. AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offer, that as of the close of business on April 4, 2007, 11.83 units had been tendered pursuant to the Offer.
     For further information, please contact The Altman Group, Inc. at (800) 217-9608 (toll free), which is acting as the Information Agent for the Offer.